Exhibit 34.1

Ernst & Young LLP 222 2nd Ave South Suite 2100, Nashville, TN 37201	Tel: +1 615 252 2000 Fax: +1 615 242 9128 ey.com

Report of Independent Registered Public Accounting Firm

Board of Directors and Member

Nissan Motor Acceptance Company LLC

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria, (“management’s assertion”) that Nissan Motor Acceptance Company LLC (the “Company”) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for registered asset-backed securities (as listed in Appendix A.1 to this memo, the “Platform”) sponsored by the Company involving securitization of motor vehicle retail installment sale contracts and lease contracts serviced by the Company, except for Items 1122 (d)(1)(iii), 1122 (d)(1)(iv), 1122 (d)(2)(ii) (solely with respect to the disbursement of funds on behalf of an obligor), 1122 (d)(2)(iv), 1122 (d)(2)(vi), 1122 (d)(3)(iv), 1122 (d)(4)(ix), 1122 (d)(4)(x), 1122 (d)(4)(xi), 1122 (d)(4)(xii), 1122 (d)(4)(xiii), 1122 (d)(4)(xv) and the following servicing criteria as they pertain to the actual disbursement or remittance of funds to investors: 1122 (d)(2)(ii), 1122 (d)(3)(ii) and 1122 (d)(3)(iii), as listed in Appendix A to management’s assertion, which the Company has determined are not applicable to the activities performed by it with respect to the Platform, as of and for the year ended March 31, 2025 (the “Compliance Period”). Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our examination engagement.

Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying management’s assertion, including Appendix A to management’s assertion, for servicing criteria 1122 (d)(2)(i), 1122 (d)(4)(i), 1122 (d)(4)(ii), 1122 (d)(4)(vii) and 1122 (d)(4)(xiv) the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by C&DI 200.06. As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB, including servicing criteria listed on Appendix A to management’s assertion as performed by vendors 1122 (d)(2)(i), 1122 (d)(4)(i), 1122 (d)(4)(ii), 1122 (d)(4)(vii) and 1122 (d)(4)(xiv) for which compliance is determined based on C&Dl 200.06 as described above, as of and for the year ended March 31, 2025 for the Platform, is fairly stated, in all material respects.

June 26, 2025

APPENDIX A.1

The following list of asset-backed securities transactions which constituted the Platform during the Compliance Period was determined by Company management:

Nissan Auto Receivables Owner Trust (NAROT)

Nissan Auto Receivables 2020-A (NAROT 20-A)

Nissan Auto Receivables 2020-B (NAROT 20-B)

Nissan Auto Receivables 2021-A (NAROT 21-A)

Nissan Auto Receivables 2022-A (NAROT 22-A)

Nissan Auto Receivables 2022-B (NAROT 22-B)

Nissan Auto Receivables 2023-A (NAROT 23-A)

Nissan Auto Receivables 2023-B (NAROT 23-B)

Nissan Auto Receivables 2024-A (NAROT 24-A)

Nissan Auto Receivables 2024-B (NAROT 24-B)

Nissan Auto Lease Trust (NALT)

Nissan Auto Lease Trust 2022-A (NALT 22-A)

Nissan Auto Lease Trust 2023-A (NALT 23-A)

Nissan Auto Lease Trust 2023-B (NALT 23-B)

Nissan Auto Lease Trust 2024-A (NALT 24-A)

Nissan Auto Lease Trust 2024-B (NALT 24-B)

Nissan Auto Lease Trust 2025-A (NALT 25-A)